CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
TECHNE Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-37263, 333-88885, and 333-49962) on Form S-8 of TECHNE Corporation
of our report dated August 28, 2009, relating to the consolidated balance sheets of TECHNE Corporation and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of earnings, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2009, and the effectiveness of internal control over financial reporting as of June 30, 2009, which report is included in the June 30, 2009 annual report on Form 10-K of TECHNE Corporation.



 /s/ KPMG LLP


Minneapolis, Minnesota
August 28, 2009